Exhibit 99.1

SilverBox Corp IV Announces Pricing of

$200 Million Initial Public Offering

Austin, Texas, August 15, 2024 — SilverBox Corp IV (the “Company”) today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units are expected to be listed for trading on the New York Stock Exchange under the ticker symbol “SBXD.U” beginning August 16, 2024. Each unit consists of one of the Company’s Class A ordinary shares and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on the New York Stock Exchange under the symbols ‘‘SBXD’’ and ‘‘SBXD.WS,’’ respectively. The offering is expected to close on August 19, 2024, subject to customary closing conditions.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business or industry but intends to focus its search on a target business in an industry where it believes the expertise of its management team will provide it with a competitive advantage in completing a successful initial business combination.

Santander US Capital Markets LLC is acting as sole book-running manager. The Company has granted the underwriters a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Santander US Capital Markets LLC, by email at equity-syndicate@santander.us, or by telephone at 833-818-1602.

A registration statement relating to the securities became effective on August 15, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Bryce Tobias

SilverBox Capital LLC

Phone:  (310) 924-2111

Email: bt@sbcap.com

Website: www.sbcap.com